EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report, dated March 31, 2006 on the financial statements Velocity Asset Management, Inc. for the period ended December 31, 2005, in the Registration Statement on Form S-3 and related prospectus of Velocity Asset Management, Inc., dated November 1, 2007, for the registration of 6,000,000 shares of its common stock and 120,000 shares of its Series A preferred stock.

/s/ Cowan and Gunteski & Co., P.A.

Toms River, New Jersey
November 1, 2007